Exhibit 10.3
DANA CORPORATION ADDITIONAL COMPENSATION PLAN,
AS AMENDED AND RESTATED
     1. Purpose of the Plan. The Dana Corporation Additional Compensation Plan, as amended and restated, is designed to increase the earnings of the Corporation by providing additional incentive for selected employees in managerial or other key positions, who, individually or as members of a group, contribute in a substantial degree to the success of the Corporation, and who are in a position to have a direct and significant impact on the growth and success of the Corporation. The purpose of the Plan is also to enable the Corporation to attract and retain such key employees.
          This Plan is further amended and restated effective as of November 1, 2007 to allow participating employees to make an election to receive a lump sum benefit during calendar year 2008, and as of January 1, 2005 in order to comply with the requirements imposed on deferred compensation plans by Section 409A of the Code, as added by the American Jobs Creation Act of 2004. However, the new restrictions set forth in Section 18 below in order to comply with Code Section 409A shall not be applicable to any Grandfathered Benefit accrued under this Plan by December 31, 2004, and such Section 18 shall not be applicable to any Employee whose entire benefit under this Plan consists of a Grandfathered Benefit. By amending and restating this Plan, the Company does not intend to assume this Plan for purposes of Section 365 of the Bankruptcy Code, 11 USC Section 365.
     2. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including but not limited to the right to remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision. In addition, any interpretations and decisions made by the Committee shall be final, conclusive and binding upon persons who have or who claim to have any interest in or under the Plan. The Committee shall have the exclusive power to select the employees to be granted awards under this Plan, to determine the amount of any such award granted to each employee selected, and to determine the time, or times, and conditions subject to which any awards may become payable, including prorated awards for service which commences subsequent to or terminates prior to the end of any one-year performance period. The Committee from time to time may adopt, amend, modify, suspend or terminate rules, regulations, policies and practices in connection with its administration of the Plan.
     3. Certain Definitions. The following terms shall have the meanings set forth below:
A. “Accounts” shall mean a participant’s Stock Account and Interest Equivalent Account.
B. “Board” shall mean the Board of Directors of the Corporation.

C. “Change in Control of the Corporation” shall mean the first to occur of any of the following events:
     (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below; or
     (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 8, 2003, constitute the Board of Directors of the Corporation (the “Incumbent Board”) and any new director whose appointment or election by the Board of Directors of the Corporation or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 8, 2003 or whose appointment, election or nomination for election was previously so approved or recommended. For purposes of the preceding sentence, any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation, shall not be treated as a member of the Incumbent Board; or
     (iii) there is consummated a merger, reorganization, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any direct or indirect subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its subsidiaries (each a “Business Combination”), in each case unless, immediately following such Business Combination, (A) the voting securities of the Corporation outstanding immediately prior to such Business Combination (the “Prior Voting Securities”) continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of the Business Combination or any parent thereof) at least 50% of the combined voting power of the securities of the Corporation or such surviving entity or parent thereof outstanding immediately after such Business Combination, (B) no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation or the surviving entity of the Business Combination or any parent thereof (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the securities of the Corporation or surviving entity of the Business Combination or the parent thereof, except to the extent that such ownership existed immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Corporation or the surviving entity of the Business Combination or any parent thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
     (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.
Notwithstanding the foregoing, any disposition of all or substantially all of the assets of the Corporation pursuant to a spinoff, splitup or similar transaction (a “Spinoff”) shall not be treated as a Change in Control of the Corporation if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Corporation occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change in Control of the Corporation has occurred.
“Affiliate” shall mean a corporation or entity which is not a Subsidiary and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. For the purposes of this definition, the terms “control,” “controls” and “controlled” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.
“Subsidiary” shall mean a corporation or other entity, of which 50% or more of the voting securities or other equity interests is owned directly, or indirectly through one or more intermediaries, by the Corporation.
     D. “Code” shall mean the Internal Revenue Code of 1986, as amended.

     E. “Committee” shall mean the Compensation Committee (or a subcommittee thereof) of the Board, all of whose members shall be “outside directors” within the contemplation of Section 162(m)(4)(C)(i) of the Code.
     F. “Corporation” shall mean Dana Corporation.
     G. “Grandfathered Benefit” means that portion of an Employee’s Deferred Compensation Account under this Plan which had already been accrued by December 31, 2004 and was fully vested and not subject to a substantial risk of forfeiture on that date.
     H. “Plan” shall mean the Dana Corporation Additional Compensation Plan, as amended from time to time.
     I. “Retirement” shall mean the retirement of a participant pursuant to the terms of the Dana Corporation Retirement Plan or any successor tax-qualified retirement plan of the Corporation in which the participant participates.
     J. “Specified Employee” means any Employee of the Company who has been determined to be a “key employee” of the Company, within the meaning of Code section 416(i) (without regard to paragraph (5) thereof) as of the preceding specified employee identification date, pursuant to the Company’s Policy on Identifying Specified Employees adopted by the Compensation Committee of the Company’s Board, as such Policy may be amended from time to time.
     K. “Stock” shall mean the common stock, par value $1 per share, of the Corporation.
     L. “Unit” shall mean a bookkeeping unit equivalent to one share of Stock on any given date having the value established pursuant to the provisions of Section 6.
     M. “Year” shall mean the fiscal year of the Corporation.
     4. Participation. The Committee shall, not later than the 90th day of each Year, approve a list of key employees of the Corporation, its subsidiaries and its affiliates, who may participate in the additional compensation provided under the Plan for such Year. This list shall be known as the Corporate Award List. In addition, the Committee shall place each participant on the Corporate Award List into one of the following categories: Short-Term Award Corporate Group (which may be further divided into an A Group and a B Group), Short-Term Award General Managers Group, or Special Situation Awards. These designations shall be made at the Committee’s sole discretion, based on its determination of which individuals are in the best position to fulfill the growth and profitability objectives of the Corporation. Individuals selected for the Corporate Award List shall be notified of their eligibility and their category designation.

     Upon the occurrence of a Change in Control of the Corporation prior to January 1, 2006, all eligible participants who are named on the Corporate Award List as of the date of the Change in Control of the Corporation and who are employed by the Corporation or one of its subsidiaries as of such date shall be entitled to receive a lump sum annual bonus payment as soon as practicable following the Change in Control of the Corporation equal to the product of (i) the greater of (x) the eligible participant’s award level for the Year as established by the Committee pursuant to Section 5A. of the Plan and (y) the eligible participant’s Short-Term Award calculated based on actual performance through the date of the Change in Control of the Corporation (with performance targets pro-rated for such period) and (ii) a fraction, the numerator of which is the number of days in the Year prior to the date of the Change in Control of the Corporation and the denominator of which is 365.
     During the portion of any Year in which a Change in Control of the Corporation occurs that follows the date of such Change in Control of the Corporation, eligible participants who are named on the Corporate Award List as of the date of the Change in Control of the Corporation and who continue to be employed by the Company or its subsidiaries shall be entitled to award levels, performance targets and bonus opportunities which would provide them for the Year in which the Change in Control of the Corporation occurs with aggregate award levels and performance targets that are no less favorable than those initially in effect for the Year in which the Change in Control of the Corporation occurs (taking into account the payment made under the immediately preceding paragraph).
     Notwithstanding anything in this Section 4 or Section 5 to the contrary, for Years beginning on and after January 1, 2006, no further awards (either Short-Term Awards or Special Situation Awards) shall be made to participants under this Plan, and annual incentive awards for such Years shall instead be payable to participants only under the terms of the Dana Corporation Annual Incentive Plan.
     5. Short-Term and Special Situation Awards.
     A. Types of Awards. The amounts of awards to eligible participants shall be determined by the Committee acting in its sole discretion. The Committee shall have the discretion to make two types of awards to eligible participants under the Plan.
     (i) Short-Term Awards. Short-Term Awards shall be based on the achievement by the Corporation or its operating units of short-term business performance goals established by the Committee for this purpose with respect to a particular Year. The Committee shall have the discretion to establish different performance goals and target performance levels for the Corporate Group, for the A and B Groups within the Corporate Group, and for the General Managers Group. The performance goals may be based upon the attainment of specified levels of performance by the Corporation or its operating units under one or more of the business criteria described in Section 5C on an absolute basis or relative to the performance of other corporations.

     The Committee shall also have the discretion to provide that a portion of the Short-Term Award be based upon individual performance goals that are, for any Covered Employee (as defined in Section 5C), established by the Committee, and for other participants on the Corporate Award List, either established by the Committee or mutually established by the participant and his supervisor. The Committee shall have the discretion to utilize more than one business criteria in a particular Year and to base Short-Term Awards on the maintenance of, attainment of, growth in or limitation of loss in any particular business criteria.
     (ii) Special Situation Awards. The Committee shall also have the authority to make Special Situation Awards of additional compensation, in recognition of special or unusual circumstances. Special Situation Awards shall be granted to such persons, in such amounts, and based on such performance goals and business criteria as the Committee, in its sole discretion, may determine.
     B. General Provisions. The Committee may also establish for each Short-Term and Special Situation Award, a target performance level at which a designated award would be earned and a range within which greater and lesser percentages of the award would be earned (including a maximum and minimum percentage, which need not be the same for the Short-Term and Special Situation Awards or for the Corporate Group, for the A and B Groups within the Corporate Group, or for the General Managers Group).
The performance objectives and target performance levels or ranges for the respective Short-Term and Special Situation Awards under the Plan shall be contained in the minutes of the Committee.
Subject to the limitations of the Section 5C, the Committee shall have the sole discretion to increase or decrease an individual participant’s Short-Term or Special Situation Award by a maximum of 20% of the award, in its consideration of individual performance.
Short-Term and Special Situation Awards shall be payable in accordance with Section 6, subject to any deferral elections made by participants in accordance with Section 6. Notwithstanding the foregoing, effective as of January 1, 2005, no participant shall be eligible to make deferral elections with respect to any Short-Term Award or Special Situation Award under the Plan and all such awards shall be payable to the participant in cash on or before February 28 of the Year following the Year in respect of which they are earned.

To the extent not inconsistent with the requirements of Section 162(m) of the Code, the Committee may adjust, modify or amend the above business criteria, either in establishing any performance goal or in determining the extent to which any performance goal has been achieved. Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the business criteria in recognition of unusual or non-recurring events affecting the Corporation or its operating units, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, or as the Committee determines to be appropriate to reflect a true measurement of the profitability of the Corporation or its operating units, as applicable, and to otherwise satisfy the objectives of this Plan.
     C. Special Provisions for Covered Employees. Notwithstanding anything to the contrary contained in this Section 5, (i) the performance goals (including any individual performance goals) in respect of an award granted pursuant to this Section 5 to any person on the Corporate Award List who the Committee reasonably believes is likely to be a “covered employee” within the meaning of Section 162(m)(3) of the Code for the particular year (“Covered Employee”), shall be based on one or more of the following business criteria, selected by the Committee (in each case, when applicable, as determined in accordance with U.S. generally accepted accounting principles, except to the extent that the Committee, in its discretion, determines otherwise at the time it establishes the performance goals for the Year): earnings per share; stock price appreciation; net income; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; revenues; market share; cost reduction goals; return on equity; return on invested capital; return on assets; total share return; return on sales; gross margin; operating income; cash flow; debt reduction; working capital; new product launches; completion of joint ventures, divestitures, acquisitions or other corporate transactions; new business or expansion of customers or clients; productivity improvement; asset utilization; disclosure controls and procedures; and internal controls over financial reporting; (ii) in no event shall payment in respect of an award or awards be made to a Covered Employee in an amount that exceeds $3,000,000 for any Year; (iii) no award shall be paid to a Covered Employee prior to the certification in writing by the Committee to the Board that the performance goals established with respect to the award and any other material terms of the award have been satisfied; and (iv) no discretionary upward adjustment or Special Situation Award shall be made with respect to a Covered Employee. 6. Establishment of Deferred Compensation Accounts. Each participant may elect to defer any portion (or all) of a Short-Term Award or Special Situation Award that he is entitled to receive by filing a written election with the Corporation prior to January 1 of each Year with respect to which deferrals are to be made. This deferral election shall be irrevocable, unless the participant experiences a Severe Financial Emergency, as described in Section 13, and the Committee, in its sole discretion, approves a change in the participant’s deferral election. If the participant fails to make a timely election, the award earned by the participant shall be paid in cash without deferral.

     At the time a participant elects to defer such awards, he shall also designate whether such deferred awards are to be credited to a Stock Account (as described in Section 6A), to an Interest Equivalent Account (as described in Section 6B), or to a combination of both Accounts. An election to have deferred awards credited to a Stock Account and/or to an Interest Equivalent Account for the initial Year for which an election is made shall continue in effect for subsequent deferrals, until modified by a subsequent written election received by the Corporation on or before January 1 of the Year with respect to which such subsequent deferral is to be made. Notwithstanding the foregoing, effective as of January 1, 2005, no deferral elections shall be permitted under the Plan and the Committee shall have no discretion to approve changes to any participant’s prior deferral election as a result of a Severe Financial Emergency as described in the first paragraph of this Section 6
     A. Stock Account. The Corporation shall establish a Stock Account on its books for each participant who elects to have all or a portion of his deferred award credited to such Stock Account. There shall be credited to such participant’s Stock Account a number of Units equal to the maximum number of whole shares of Stock which could have been purchased with the amount of the award so deferred, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such Stock on the NYSE Composite Transactions (or, for periods after March 3, 2006, any other stock exchange or trading system on which the Stock may be publicly traded at such time) on each trading day during the preceding month of January. Any portion of such deferred award which is not credited to the Stock Account of any participant as whole Units shall be accrued as a dollar balance in such Account. Any accrued dollar balance in a participant’s Stock Account (including cash credited by reason of the payment of cash dividends as described in the next paragraph) shall be converted as of March 15, June 15, September 15 and December 15 into a number of Units equal to the maximum number of whole shares of Stock which could be purchased with such accumulated balance, and the dollar amount then credited to such Account shall be appropriately reduced. For purposes of the preceding sentence, shares of Stock shall have a value equal to the average of the last reported daily sales prices for shares of such Stock on the NYSE Composite Transactions (or, for periods after March 3, 2006, any other stock exchange or trading system on which the Stock may be publicly traded at such time) on each trading day during the calendar month preceding the month in which the conversion is made.
When cash dividends are declared and paid with respect to the Stock, the Stock Account of each participant shall be credited as of the dividend payment date with an amount equal to the cash which would have been paid if each Unit in such Account, as of the dividend record date, had been one share of Stock outstanding on such date.
If the Corporation increases or decreases the number of shares of its outstanding Stock as a result of a stock dividend, stock split or stock combination, or if, as a result of any other event or transaction, the Committee determines that it is equitable to do so, a corresponding proportionate adjustment shall be made in the number of Units then credited to each participant’s Stock Account.

In the event of a distribution of, or with respect to, the Stock payable in securities (of the Corporation or of any other issuer) or in property other than securities (which may consist partly of cash), or a reclassification of or recapitalization affecting the Stock, then, on the effective date of such distribution, reclassification or recapitalization, the Units then credited to the Stock Account of each participant shall be changed into a number of Units equal to the number of whole shares of Stock, if any, which would have resulted from such distribution, reclassification or recapitalization, and the dollar amount then credited to such Stock Account shall be increased by the value, if any, computed as provided below, of any securities and/or other property and/or cash which would have been distributed or paid, as if each Unit in such Account, as of such effective date or any applicable record date relating thereto, had been one share of Stock. The value of the securities and/or other property, for purposes of the foregoing, shall be determined as of the effective date of such distribution, reclassification or recapitalization on the basis of the reported sale prices or bid and asked prices of any such securities for which a trading market (on a current or when-issued or when-distributed basis) exists, or on any other basis reasonably adopted by the Committee with respect to any other such securities and/or property, in each case as determined in good faith by the Committee.
..
Each participant may convert, in any percentage increment or dollar amount, any and all of the Units credited to his Stock Account into an equivalent dollar balance in his Interest Equivalent Account. These election(s) can be made at any time within the five-year period following the participant’s Retirement or termination of service, and shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation. For valuation purposes, each Unit so converted shall have a deemed value equal to the average of the last reported daily sales prices for shares of the Corporation’s Stock on the NYSE Composite Transactions (or, for periods after March 3, 2006, any other stock exchange or trading system on which the Stock may be publicly traded at such time) on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account shall be reduced by the number of Units so converted.
In the event a participant dies prior to the latest date on which he could have made an election to convert Units into Interest Equivalent amounts, as provided above, without having made such an election, his designated beneficiary or estate, as the case may be, shall be permitted to make one election within the same period during which the election would have been available to the participant had he lived. Units which the designated beneficiary or estate elect to convert shall be valued according to the formula described in this Section 6A.
     B. Interest Equivalent Account. The Corporation shall establish an Interest Equivalent Account on its books for each participant who elects to have all or a portion of his deferred award (or his Units pursuant to Section 6A) credited to such Interest Equivalent Account. Notwithstanding anything else in this Section 6B to the contrary, a participant may elect to credit up to 100% of the amount of any deferred award to his Interest Equivalent Account, provided that the participant has met or exceeded his Stock ownership target, if any, as established by the Committee. If the participant has not met his Stock ownership target, the participant may only elect to credit up to 50% of the amount of his deferred award to an Interest Equivalent Account.
Any accrued dollar balance in such Account shall be credited four times each Year, effective March 31, June 30, September 30 and December 31, with amounts equivalent to interest. Amounts credited to a participant’s Interest Equivalent Account, including amounts equivalent to interest, shall continue to accrue amounts equivalent to interest until distributed in accordance with Section 7. The rate of interest credited to funds allocated to a participant’s Interest Equivalent Account during any given Year shall be the quoted and published interest rate for prime commercial loans by JP Morgan Chase Bank, or its successor, on the last business day of the immediately preceding Year.
     C. Cash Payment. That portion, if any, of the amounts of any Short-Term Award or Special Situation Award that a participant has elected not to defer under Section 6A or 6B, shall be paid to the participant in cash on or before February 28 of the Year following the Year in respect of which such awards are made.
     In the event of a Change in Control of the Corporation, the value of each participant’s Stock Account shall be deemed to be equal to the dollar amount then credited to that Account, plus the value of the Units therein as provided below, and the value of his Interest Equivalent Account shall be deemed to be equal to the dollar amount then credited to that Account. For purposes of the foregoing, the value of the Units credited to a participant’s Stock Account shall be deemed to be the higher of (a) the average of the reported closing prices of the Stock, as reported on the NYSE Composite Transactions (or, for periods after March 3, 2006, any other stock exchange or trading system on which the Stock may be publicly traded at such time), for the last trading day prior to the effective date of such Change in Control of the Corporation, and for the last trading day of each of the two preceding thirty-day periods, and (b) an amount equal to the highest per share consideration paid for the Stock acquired in the transaction constituting the Change in Control of the Corporation. Anything in this Section 6 or elsewhere in this Plan to the contrary notwithstanding, in the event of a Change in Control of the Corporation, there shall promptly be paid to each participant, who had deferred awards under the Plan, a lump sum cash amount equal to the full balance then standing to his credit in his Stock Account and in his Interest Equivalent Account; provided that, effective on and after January 1, 2005, such lump sum distribution shall be limited to the Grandfathered Benefit unless the Change in Control also qualifies as a Change in Control Event as provided in Section 18C below. For purposes of the prior sentence, the value of each participant’s Stock Account and Interest Equivalent Account shall be determined in the manner set forth above in this paragraph.
     No interest in any undistributed Stock Account or Interest Equivalent Account amount shall be transferable or assignable by any participant, and any purported transfer or assignment of any such interest, and any purported garnishment or attachment, lien on or pledge of any such interest, made or created by any participant, shall be void and of no force or effect as against the Corporation. Any payment due under this Plan shall not in any manner be subject to the debts or liabilities of any participant or beneficiary. Units credited to Stock Accounts are equivalent to shares of the Stock for bookkeeping purposes only, and have no voting rights, and shall not be converted to, or considered to be, actual shares of Stock for any reason.
     No person shall, by virtue of his participation in this Plan, have or acquire any interest whatsoever in any property or assets of the Corporation or in any share of Stock, or have or acquire any rights whatsoever as a shareholder of the Corporation. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any distributions hereunder. The right of a participant (or his designated beneficiary or estate) to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the participant nor his beneficiary or estate shall have any rights in or against any specific assets of the Corporation.
     Upon a participant’s death, termination of employment, or Retirement, amounts held in his Accounts shall be distributed in accordance with the provisions of Section 7.
     7. Distributions to Participants. Effective January 1, 2004, under procedures prescribed by the Committee, and for distributions made on or after November 1, 2007, subject to the additional terms and conditions set forth in Sections 17 and 18 below, a participant shall elect to receive payments of any deferred awards pursuant to a distribution schedule specifying:
(i)   that distributions be made to the participant out of his Accounts in a specified number of annual installments (not exceeding 15), with the first distribution to be made either (a) in the month following Retirement or termination of employment (other than by reason of death or voluntary termination of employment prior to Retirement, which in each case shall be treated in accordance with the provisions of the third and fourth paragraphs of this Section 7) or (b) in January of the first, second or third year following Retirement or such termination of employment (all subsequent distributions shall be made in January), provided that for distributions to be made on or after January 1, 2005, if the participant is a Specified Employee, the distribution of that portion (if any) of the participant’s Accounts which exceeds the participant’s Grandfathered Benefit shall not be paid until at least 6 months after the date of the participant’s separation from employment with the Corporation, as provided in Section 18B below; and
(ii)   the proportion which each such installment shall bear to the dollar amount or Units credited to his Accounts at the time of distribution of such installment (subject to adjustment to the next higher whole Unit in the case of distributions from the Stock Account).

If a participant has failed to file an election specifying any other distribution schedule, the distribution shall be paid in a cash lump sum. Short-Term and Special Situation Awards which are made to participants after their Retirement or such termination of employment shall be paid in an immediate cash lump sum.
     Except as otherwise provided in this Plan, each distribution in respect of a participant’s Accounts shall be made, in whole or in part, at the election of the participant, in shares of Stock, in cash, or in a combination of Stock and cash. Subject to the last sentence of this paragraph, to the extent that payment is to be made in Stock, the number of shares of such Stock to be distributed in respect of the participant’s Interest Equivalent Account shall equal the maximum number of whole shares of Stock which could have been purchased with the Interest Equivalent Account amount being distributed, assuming a purchase price per share of Stock equal to the average of the last reported daily sales prices for shares of such Stock on the NYSE Composite Transactions (or, for periods after March 3, 2006, any other stock exchange or trading system on which the Stock may be publicly traded at such time) on each trading day during the calendar month preceding the month of making such payment. Any distribution in respect of Units from a participant’s Stock Account shall be made on the basis of one share of Stock for each Unit being distributed. Any dollar balance in a participant’s Stock Account at the time of each distribution shall be carried forward until the final distribution. In the event that a participant has not filed a distribution election as of the time of distribution or the Committee determines in its discretion that a participant’s election is invalid for any reason, the distribution of the participant’s Stock Account and Interest Equivalent Account shall be made solely in cash. The value of each Unit in respect of which a distribution is made shall be determined in accordance with this Section 7.
     In the event that a participant’s employment with the Corporation is either voluntarily or involuntarily terminated prior to Retirement, the entire balance credited to his Accounts shall be distributed to the participant or his designated beneficiary in an immediate cash lump sum, provided that for distributions to be made on or after January 1, 2005, if the participant is a Specified Employee, the distribution of that portion (if any) of the participant’s Accounts which exceeds the participant’s Grandfathered Benefit shall not be paid until at least 6 months after the date of the participant’s separation from employment with the Corporation, as provided in Section 18B below The value of each Unit in respect of which a distribution is made shall be determined in accordance with this Section 7.
     In the event of the death of a participant either during his employment with the Corporation or after Retirement, the amount then credited to his Accounts shall be paid in an immediate cash lump sum to the participant’s designated beneficiary, or to the participant’s estate in the event that the designated beneficiary fails to survive the participant or there is no designated beneficiary.
     If any distribution in respect of a participant’s Accounts is to be made in cash, the value of each Unit being distributed from his Stock Account shall be assumed, for purposes of such distribution, to be equal to the average of the last reported daily sales prices for shares of the Stock on the NYSE Composite Transactions (or, for periods after March 3, 2006, any other stock exchange or trading system on which the Stock may be publicly traded at such time) on each trading day during the calendar month preceding the month of making such distribution. A cash distribution may also be made from a participant’s Interest Equivalent Account, in which case a corresponding reduction in the balance of that Account shall be made.
     If any distribution is made in shares of Stock, the Corporation shall take all necessary action to comply with or secure an exemption from the registration requirements of the Securities Act of 1933, and the listing requirements of the New York Stock Exchange and any other securities exchange on which the Stock may then be listed; provided that the Corporation may (i) delay the making of any such distribution in shares of its Stock for such period as it may deem necessary or advisable to effect compliance with the requirements above referred to, and (ii) require, as a condition precedent to the delivery of the certificate(s) representing such shares, that any recipient thereof execute and deliver such representations, agreements and/or covenants in favor of the Corporation with respect to the holding and/or disposition of such shares, and such consent to the mechanics for enforcement of such representations, agreements and/or covenants, as the Committee may deem necessary or advisable in order to comply with or obtain exemption from any of the requirements above referred to.
     All distributions under the Plan shall be made to the participant, except that in the event of the death of a participant, distributions shall be made to such person or persons as the participant shall have designated by written notice to the Committee prior to his death. In the event the designated beneficiary fails to survive the participant, or if the participant fails to designate a beneficiary in writing, the Committee shall distribute the balance in the participant’s Accounts to the estate of such deceased participant.
     The Corporation shall have the right to deduct from any deferral to be made or any distribution to be paid under the Plan any federal, state or local income and employment taxes that it is required by law to withhold.
     Nothing contained in the Plan nor any action taken by the Corporation or by the Committee in connection with the Plan, shall confer upon any participant any right to continue in the employ of the Corporation or constitute any contract or agreement of employment or interfere in any way with the right of the Corporation to terminate or change the conditions of the participant’s employment.
     8. Amendment and Termination. While it is contemplated that the additional compensation described in this Plan shall be provided each Year, the Board shall have the right at any time, and from time to time, to modify, amend, suspend or terminate the Plan; provided, however, that: (i) no such action on its part shall adversely alter the rights of the participants or their beneficiaries or estates without the consent of such participants, beneficiaries or estates as to any additional compensation earned or deferred prior to such modification, amendment, suspension or termination of the Plan; (ii) no amendment that requires the approval of the shareholders of the Corporation in order for the Plan to comply with Section 162(m) of the Code or other applicable law or applicable stock exchange requirements shall be effective unless approved by the requisite vote of the shareholders of the Corporation; and (iii) the Plan shall not be amended in anticipation of or in conjunction with the occurrence of a Change in Control of the Corporation or at any time following a Change in Control of the Corporation in any manner that would adversely affect the rights of eligible participants under the Plan.
     No amendment or termination of this Plan shall impair or diminish the obligations of the Company to any eligible participants or the rights of any eligible participants under the Plan under any notices or agreements previously issued pursuant to the Plan.
     9. Information. Each person entitled to receive a payment under this Plan, whether a participant, a duly designated beneficiary of a participant, a participant’s estate or otherwise, shall provide the Committee with such information as it may from time to time deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data or other information as the Committee may from time to time deem necessary or advisable.
     10. Governing Law. The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.
     11. Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.
     12. Distributions Upon IRS Determination. In the event that the Internal Revenue Service or a court determines that amounts deferred under the Plan are taxable to any participant prior to distribution of such amounts, whether due to the administration, operation or any provision of the Plan or otherwise, the Committee shall have the discretion to cause such taxable amounts to be distributed to such participant during the Year in which such amounts are taxable or during any Year thereafter.
     13. Severe Financial Emergency. [Section 13 was intentionally deleted by First Amendment adopted on December 1, 2005].
     14. Shares Authorized for Issuance Under the Plan. The total number of shares of Stock authorized for issuance under the Plan is 404,733 shares, as authorized by shareholders at the Corporation’s 2000 Annual Meeting. Such number of shares is subject to equitable adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, combination or exchange of stock, or a similar event affecting the Stock. At such time as shares of Stock (but not cash) are distributed to or in respect of participants under the Plan, the number of shares available for future issuance shall be decreased accordingly.

     15. Effective Date. The Dana Corporation Additional Compensation Plan, as amended and restated, shall be effective as of November 1, 2007. The rights of any individual who retired under a prior version of the Plan shall be governed by the terms of the Plan in effect at the time of such Retirement.
     16. Termination of Deferrals Subject to Section 409A of the Code. Effective as of January 1, 2005, no participant shall be entitled to defer the payment of an award earned under the Plan pursuant to the procedures set forth in Sections 6 and 7, and any such award that is earned in 2005 or in any subsequent Year under the Plan shall be paid to the participant pursuant to the provisions of Section 5.B. Accordingly, pursuant to transition relief provided by Q&A 20 of Internal Revenue Service Notice 2005-1 (the “Notice”), (i) all deferral elections in respect of awards earned in 2005 are revoked as of January 1, 2005, and (ii) the Committee shall permit participants to cancel the deferral of all previously deferred amounts subject to Section 409A of the Code (resulting in a partial termination of participation in the Plan as permitted by the Notice) by written notice delivered to the Committee, which cancellation shall be irrevocable. A participant who has cancelled deferral of his previously deferred amounts under the Plan pursuant to this Section 16 shall receive a distribution of the deferred amounts credited to his accounts under the Plan in a lump sum no later than December 31, 2005.
     17. Impact of Bankruptcy Reorganization. Effective on and after March 3, 2006, no benefits shall be paid to any participant under this Plan except to the extent that payment of such benefit (a) has been expressly approved by the U.S. Bankruptcy Court or (b) is permitted by the terms of the Corporation’s Plan of Reorganization. To the extent a participant would otherwise have been entitled to receive a benefit payment under this Plan during 2006 or 2007, but the Corporation was not able to complete such payment by reason of the restrictions on payment of unsecured claims imposed on the Corporation as a result of its bankruptcy filing, the participant shall be entitled to receive a payment from the Corporation in settlement of any and all claims the participant may have with respect to such benefit, at the time and in the manner prescribed by the terms of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court.
     18. Additional Restrictions on Distributions Pursuant to Code Section 409A. Effective on and after November 1, 2007, any distribution of a participant’s Deferred Compensation Account under this Plan (other than Grandfathered Benefits to the extent described in Subsection 18E below) shall be subject to the additional restrictions imposed pursuant to Code Section 409A set forth in the following Subsections 18A, B, C and D.
     A. Restriction on In-Service Distributions. No benefits payable with respect to a participant’s Deferred Compensation Account under this Plan shall be distributed earlier than
     (i) the date of the participant’s separation from service with the Corporation [as this term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder],

     (ii) the date of the Employee’s death, or
     (iii) a specified date upon which a distribution is payable pursuant to Section 19 and an election filed by the participant pursuant to that Section 19;
     (iv) a Change in Control, but only to the extent provided in Subsection 18C below and regulations under Section 409A of the Code.
     B. Additional Restriction on Distributions to Specified Employees. Notwithstanding Section 7 above, on or after November 1, 2007, if at the time a distribution of a Deferred Compensation Account would otherwise be payable to a participant under this Plan, the participant is a “Specified Employee” [as defined in Section 3J above], the distribution of the participant’s Deferred Compensation Account may not be made until six months after the date of the participant’s separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder], or, if earlier the date of death of the participant Any payments not made to the participant during the six-month period shall be made to the participant six months and one day after the date of the participant’s separation from service with the Corporation (or as soon thereafter as may be reasonably practical). This Subsection 18B shall remain in effect only for periods in which the Stock of the Corporation is publicly traded on an established securities market.
     C. Payments on a Change of Control. If a Change in Control occurs on and after January 1, 2005, the immediate lump sum benefit payable to an participant pursuant to Section 6 above shall be limited to the participant’s Grandfathered Benefit (if any) except to the extent that such Change in Control also satisfies the requirements for a Change in Control Event, as defined in Treasury Regulation 1.409A-3(i)(5), with respect to the participant.
     D. Restrictions on Subsequent Elections. Except as provided in Section 19 of this Plan, any request or election to change the form in which the balance credited to a participant’s Deferred Compensation Account under this Plan is distributed filed with the Corporation on or after November 1, 2007 shall be given effect only if it satisfies the following conditions:
     (i) such request or election may not take effect until at least 12 months after the date on which the election is filed with the Corporation pursuant to Section 7 above; and
     (ii) in the case of any request or election to change the timing of a distribution of a Deferred Compensation Account from this Plan (other than a benefit payable as result of the participant’s death), the first payment made pursuant to such an election may not be made prior to the end of the period of 5 years from the date such payment would otherwise have been made.

     E. Grandfathered Benefits. Effective for periods prior to November 1, 2007, the restrictions imposed by this Section 18 shall not apply to that portion, if any, of the distribution payable to a participant under this Plan that does not exceed the participant’s Grandfathered Benefit, provided that effective on and after November 1, 2007, the participant’s entire benefit under the Plan (including his Grandfathered Benefit) shall be subject to this Section 18 if the Employee is eligible to file an election under Section 19 below.
     F. Interpretation. This Section 18 has been adopted only in order to comply with the requirements added by Section 409A of the Code. This Section 18 shall be interpreted and administered in a manner consistent with the requirements of Code Section 409A, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such Section 409A. This Section 18 is not intended to restrict the operation of this Plan in any manner not necessary to avoid adverse tax consequences under such Section 409A of the Code.
     19. Special One-Time Election to Receive Lump Sum Payouts Pursuant to Chapter 11 Plan. Notwithstanding anything else in this Plan to the contrary, any participant who has an undistributed Deferred Compensation Account under this Plan as of November 1, 2007 and would not otherwise be entitled to receive a distribution under this Plan at any time during 2006 or 2007 prior to that date shall be entitled to elect, by filing a written election with the Vice President Human Resources of the Company before December 31, 2007, to receive a payment of his or her entire Deferred Compensation Account under this Plan during 2008 (but not before the date on which the Chapter 11 Plan of Reorganization for the Company confirmed by the U.S. Bankruptcy Court takes effect) regardless of whether the participant has terminated active employment with the Corporation (or its successor) prior to the date of payment. This payment shall be equal to the lesser of
     (i) the amount of the distribution that would otherwise be payable to the participant under Section 7 of this Plan were the participant’s employment with the Company to be terminated on November 1, 2007, or

     (ii) the amount payable with respect to the Employee’s claim for benefits under this Plan pursuant to the terms of the Company’s Plan of Reorganization.
This amount shall be paid in a lump sum payment (or series of lump sum payments to be completed during 2008) consisting of such payments of cash or stock as may be provided for similar unsecured claims in the terms of the Plan of Reorganization confirmed by the U.S. Bankruptcy Court. Pursuant to IRS Notice 2005-1, Q&A-19(c) and IRS Notice 2006-79, any such election by the participant will not be treated as a change in the form and timing of a payment subject to Section 18D of this Plan and Code Section 409A(a)(4), provided that, the Participant files the election no later than December 31, 2007. With respect to a new election to change the time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, the new payment election shall apply only to amounts that would not otherwise be payable in 2007.
          IN WITNESS WHEREOF, Dana Corporation has executed this amended and restated Plan as of this 13th day of November, 2007.

DANA CORPORATION
By:	/s/ R B Priory

/s/ V P Boyd
Witness

18